Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889
www.egsllp.com

March 28, 2017

Accelerated Pharma, Inc.

36 Church Lane

Westport, Connecticut 06880

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Accelerated Pharma, Inc, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-214048), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended.

The Registration Statement relates to the registration of (i) the sale by the Company of up to an aggregate of $13,800,000 worth of units (the “Units”), including those subject to an over-allotment option pursuant to the Underwriting Agreement (as defined below), with each Unit consisting of one share (each an “IPO Share” and collectively, the “IPO Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) and one Series A warrant (each a “Series A Warrant” and collectively, the “Series A Warrants”) to purchase one share of Common Stock (each such share, a “Warrant Share” and collectively, the “Warrant Shares”), (ii) a warrant (the “Representative’s Warrant”) to purchase up to $276,000 worth of shares of Common Stock (the “Representative’s Warrant Shares”) issued to the representative of the underwriters in the offering, (iii) the public resale of the Representative’s Warrant Shares and (iv) the public resale of up to 1,772,469 shares of Common Stock (the “Resale Shares”) issuable upon the conversion of certain outstanding convertible promissory notes of the Company as described in the Registration Statement (the “Notes”). We understand that the Units will not be issued, certificated or traded, but will be immediately separated into IPO Shares and Series A Warrants when sold. We understand that the IPO Shares and Series A Warrants are to be sold to the underwriters named in the Registration Statement for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and such underwriters (the “Underwriting Agreement”). We understand that the Series A Warrants will be issued and sold pursuant to the terms of the Warrant Agency Agreement, substantially in the form of which is filed as an exhibit to the Registration Statement (the “Warrant Agency Agreement”). We understand that the Representatives’ Warrant Shares are registered for public resale by the holders of the Representatives’ Warrant upon future exercise thereof. We understand that the Resale Shares are registered for public resale by the selling stockholders named in the Registration Statement in the manner described in the Registration Statement.

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In connection with the opinion expressed herein, we have examined the Underwriting Agreement, the Warrant Agency Agreement, the Representatives’ Warrant, the Notes and such additional documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the IPO Shares included within the Units have been duly authorized by the Company and, when paid for and issued in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Series A Warrants included within the Units have been duly authorized by the Company and, when the Warrant Agency Agreement is executed and delivered, and when the Series A Warrants are issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, the Series A Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, (iii) the Warrant Shares have been duly authorized by the Company and, when and if paid for and issued upon the exercise of the Series A Warrants in accordance with their terms and the terms of the Warrant Agency Agreement, such Warrant Shares will be validly issued, fully paid and non-assessable, (iv) the Representative’s Warrant has been duly authorized by the Company and, when the Representative’s Warrant is issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, the Representative’s Warrant will be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (v) the Representatives’ Warrant Shares, when paid for and issued in accordance with the terms of the Representatives’ Warrant as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable and (vi) the Resale Shares, when issued in accordance with the terms of the Notes as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

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